Exhibit 4.2

Boqii Holding Limited

Number	Class A Ordinary Share(s)

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Share capital is US$200,000 divided into 200,000,000 shares of par value of US$0.01 each; comprising

(a) 129,500,000 Class A Ordinary Shares of a par value of US$0.001 each,

(b) 15,000,000 Class B Ordinary Shares of a par value of US$0.001 each, and

(c) 55,500,000 shares of a par value of US$0.001 each of such Class or Classes (however designated)

THIS IS TO CERTIFY THAT                  IS THE REGISTERED HOLDER OF                  CLASS A ORDINARY SHARES IN THE ABOVE-NAMED COMPANY SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION THEREOF.

EXECUTED ON BEHALF OF THE SAID COMPANY OF THE          DAY OF                  BY:

DIRECTOR